EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES EARNINGS FOR SECOND QUARTER OF 2013

•	Net income of $11.5 million for second quarter, bringing year to date to $12.2 million
•	Earnings of $2.78 per diluted common share, with year to date of $3.11 per share
•	Total assets nearly $1.1 billion at June 30, 2013

Green Bay, Wisconsin, July 16, 2013 – Nicolet Bankshares, Inc. (OTCBB: NCBS) (“Nicolet”) announces net income of $11.5 million for the second quarter of 2013, compared to $0.6 million for the second quarter of 2012. After preferred stock dividends, net income available to common shareholders for second quarter 2013 was $11.2 million, or $2.78 per diluted common share, compared to $0.09 per diluted common share for second quarter 2012.

For the six months ended June 30, 2013, net income was $12.2 million, and net income available to common shareholders was $11.6 million or $3.11 per diluted common share, compared to $1.1 million, $0.5 million and $0.16, respectively, for the six-month period last year.

At June 30, 2013, Nicolet had total assets of $1.1 billion, loans of $841 million and deposits of $908 million.

On April 26, 2013, Nicolet consummated its acquisition of Mid-Wisconsin Financial Services, Inc., in a predominantly stock for stock exchange. On that date, the acquisition contributed approximately $435 million in assets, including $272 million in loans, and $346 million in deposits. Included in second quarter earnings were various one-time acquisition costs, as well as a bargain purchase gain of $10 million given that fair value of net assets exceeded the consideration paid.

"This is our first reporting of combined results after the merger. Thus far, we are pleased." said Bob Atwell, Chairman and CEO of Nicolet. "The important work of turning 'us' into 'we' is progressing well and is already showing dividends in the communities we serve."

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expected”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, potential difficulties in integrating the operations of Nicolet and Mid-Wisconsin, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.